Exhibit 99.1

Cross Country Healthcare Completes Acquisition of Mediscan

BOCA RATON, Fla.--(BUSINESS WIRE)--November 2, 2015--Cross Country Healthcare, Inc. (NASDAQ: CCRN) today announced the completion of its acquisition of Mediscan, a quality provider of temporary healthcare recruiting, staffing and workforce solutions to both the healthcare and education markets, on Friday, October 30, 2015. The purchase price included $28 million in cash and $5 million in shares of the Company’s Common Stock, subject to a net working capital adjustment. Sellers are also eligible to receive an earn-out based on Mediscan’s 2016 and 2017 performance that could provide up to an additional $7 million of cash over the two years. The 349,871 shares of Common Stock issued in connection with the acquisition are subject to a lockup period. The Company will discuss the transaction in more detail on its quarterly earnings call on Thursday, November 5, 2015 at 9:00 a.m. Eastern Time.

About Cross Country Healthcare, Inc.

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor cost issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, clinical research, and case management professionals. We provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 6,000 active contracts with a broad range of clients, including acute care hospitals, physician practice groups, nursing facilities, rehabilitation and sports medicine clinics, government facilities, as well as nonclinical settings such as homecare and schools. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians for travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), workforce assessments, internal resource pool consulting and development, electronic medical record (EMR) transition staffing and recruitment process outsourcing.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com